Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

DATED AS OF JUNE 27, 2007

to

INDENTURE

dated as of June 27, 2007

between

NOVAMED, INC.,

as Issuer

and

LASALLE BANK NATIONAL ASSOCIATION,

as Trustee

i

ii

	ARTICLE VII
	MISCELLANEOUS

Section 7.01.	Ratification of Base Indenture; Supplemental Indenture Part of Base Indenture	33
Section 7.02.	Concerning the Trustee	33
Section 7.03.	Counterparts	34
Section 7.04.	Governing Law	34
Schedule 4.13	Additional Shares	Sch-1

Exhibit A	Form of Note	A-1

iii

FIRST SUPPLEMENTAL INDENTURE, dated as of June 27, 2007 (this “First Supplemental Indenture”), to the Indenture dated as of June 27, 2007 (the “Base Indenture” and, together with this First Supplemental Indenture, as the same shall be supplemented and modified from time to time, the “Indenture”), between NovaMed, Inc., a Delaware corporation (the “Company”) and LaSalle Bank National Association, a national banking association, as Trustee (the “Trustee”).

WHEREAS, the Base Indenture provides for the issuance from time to time of the Company’s Securities (as defined in the Base Indenture) in one or more series;

WHEREAS, Section 9.01(g) of the Base Indenture provides that the Company and the Trustee may from time to time enter into one or more indentures supplemental thereto to establish the form and terms and conditions of Securities of any series as permitted by Section 2.01 thereof;

WHEREAS, for its lawful corporate purposes, the Company has duly authorized the creation of the Notes in an aggregate principal amount of $75,000,000 and their designation as its 1.0% Convertible Senior Subordinated Notes due June 15, 2012;

WHEREAS, the Company proposes by this First Supplemental Indenture to supplement and amend in certain respects the Base Indenture insofar as it will apply only to the Notes (and not to any other series of Securities) and to provide for the form, terms and conditions and other provisions of the Notes as a separate series of Securities to be issued under the Indenture;

WHEREAS, all acts and things necessary to duly authorize and reserve for issuance shares of Common Stock issuable upon the conversion of the Notes have been done and performed; and

WHEREAS, all acts and things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid, binding and legal obligations of the Company, and to constitute this First Supplemental Indenture a valid agreement according to its terms, have been done and performed, and the execution of this First Supplemental Indenture and the issuance hereunder of the Notes have in all respects been duly authorized.

NOW, THEREFORE, in consideration of the premises and the purchase of the Securities by the holders thereof, it is mutually covenanted and agreed as follows for the equal and ratable benefit of the holders of Securities:

Article I

Definitions

Section 1.01.                             Definitions.

(a)                                  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Base Indenture.

(b)                                 The rules of interpretation set forth in the Base Indenture shall be applied hereto as if set forth in full herein.

(c)                                  For all purposes of this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following respective meanings (such meanings shall apply equally to both the singular and plural forms of the respective terms):

“Applicable Procedures” means, with respect to any transfer or exchange of beneficial ownership interests in a Global Note, the rules and procedures of the Depositary, in each case to the extent applicable to such transfer or exchange.

“Business Day” has the meaning given it in the Base Indenture.

“Capital Stock” has the meaning given it in the Base Indenture.

“Cash” means such coin or currency of the United States as at any time of payment is legal tender for the payment of public and private debts.

“Common Stock” means the common stock of the Company, par value $0.01 per share, as it exists on the date of this First Supplemental Indenture and any shares of any class or classes of Capital Stock of the Company resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which are not subject to redemption by the Company; provided that, if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion of the Notes shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

“Closing Sale Price” of the Common Stock means, as of any date of determination, the closing per share sale price (or, if no such closing sale price is reported on such day, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) at 4:00 p.m. (New York City time) on such date as reported in composite transactions for the principal U.S. securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a U.S. national securities exchange, as reported by the National Quotation Bureau Incorporated.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (a) was a member of the Board of Directors as of the date hereof or (b) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

“Conversion Rate” means, as of any date of determination, an amount equal to $1,000 divided by the then applicable Conversion Price on such date.  As of the date hereof and subject to adjustment pursuant to Section 4.06, the Conversion Rate with respect to the Notes is approximately 156.9612 shares of Common Stock, rounded to the nearest 1/10,000th of a share, for each $1,000 principal amount of the Notes.

“Conversion Value” of a Note means, as of any date of determination, the product of the Closing Sale Price of the Common Stock on such date multiplied by the then current Conversion Rate of such Note on such date.

“Daily Conversion Value” means, for each Trading Day during the Conversion Period for each $1,000 aggregate principal amount of Notes, one-fiftieth of the product of the then applicable Conversion Rate multiplied by the Volume Weighted Average Price of the Common Stock on such Trading Day.

“Designated Senior Indebtedness” means the Senior Credit Facility and any other Senior Indebtedness of the Company which, as of the date of determination, has an aggregate principal amount outstanding of, or under which, as of the date of determination, the holders thereof are committed to lend up to, at least $20 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness.”

“‘ex’ date,” when used with respect to any dividend or distribution, means the first date on which the Common Stock trades, regular way, on the relevant exchange or in the relevant market from which the Opening Sale Price or Closing Sale Price, as the case may be, was obtained without the right to receive such dividend or distribution.

“Governmental Obligations” has the meaning given it in the Base Indenture.

“Holder” means the Person or Persons in whose name or names a particular Note shall be registered on the books of the Company kept for that purpose in accordance with the terms of this Indenture.

“Final Maturity Date” means June 15, 2012.

“Market Disruption Event” means the occurrence or existence for more than one half hour period in the aggregate on any Scheduled Trading Day for the Common Stock of any suspension or limitation imposed on trading, by reason of movements in price exceeding limits permitted by the NASDAQ or otherwise, in the Common Stock or in any options, contracts or future contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

“NASDAQ” means the Nasdaq Global Select Market.

“Notes” means the 1.0% Convertible Senior Subordinated Notes due June 15, 2012, or any of them (each, a “Note”).

“Obligations” has the meaning given it in the Base Indenture.

“Opening Sale Price” of the Common Stock means, as of any date of determination, the opening per share sale price (or, if no such opening sale price is reported on such day, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) at the commencement of trading on such date as reported in composite transactions for the principal U.S. securities exchange on which the Common Stock is traded.

“Qualifying Fundamental Change” means (i) any Change in Control included in clause (i) or (ii) of the definition of Change in Control, excluding any merger, consolidation, conveyance, sale, transfer or lease otherwise constituting a Change in Control in respect of which at least 90% of the consideration paid for the Common Stock in that transaction, excluding Cash payments for fractional shares and Cash payments made pursuant to dissenters’ appraisal rights, consists of shares of common stock traded on NASDAQ or another U.S. national securities exchange, or will be so traded immediately following the merger or consolidation, and, as a result of the merger or consolidation, the Notes become convertible into such shares of such common stock and (ii) any Termination of Trading.

“Residual Amount” means the total of the Daily Net Share Settlement Values for the 50 Trading Days within the Conversion Period.

“Scheduled Trading Day” means any day on which NASDAQ or, if the Common Stock is not listed on NASDAQ, the principal other U.S. national securities exchange on which the Common Stock is then listed is scheduled to be open for trading.

“Senior Credit Facility” has the meaning given it in the Base Indenture.

“Senior Indebtedness” has the meaning given it in the Base Indenture.

“Significant Subsidiary” has the meaning given it in the Base Indenture.

“Subsidiary” has the meaning given it in the Base Indenture.

“Trading Day” means a day on which (i) there is no Market Disruption Event and (ii) NASDAQ or, if the Common Stock is not listed on NASDAQ, the principal other U.S. national securities exchange on which the Common Stock is then listed is open for trading or, if the Common Stock is not so listed, any Business Day.  A “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

“Trading Price” means, on any date of determination with respect to any Note, the average of the secondary bid quotations per Note obtained by the Conversion Agent for $1,000,000 principal amount of Notes at approximately 3:30 p.m. (New York City time) on such determination date from three independent nationally recognized securities dealers selected by the Company; provided that, if at least three such bids cannot reasonably be obtained, but two such bids can reasonably be obtained, then the average of these two bids shall be used; provided, further, that, if at least two such bids cannot reasonably be obtained, but one such bid can reasonably be obtained, this one bid shall be used.  If, on any date of determination, the Conversion Agent cannot reasonably obtain at least one bid for $1,000,000 principal amount of the Notes from an independent nationally recognized securities dealer, then the Trading Price of such Notes on such date of determination will be deemed to be less than 97% of the Conversion Value.

“Volume Weighted Average Price” per share of Common Stock (or any security constituting a portion of the Reference Property, if applicable) on any Trading Day means the volume weighted average price on the principal exchange or over-the-counter market on which the Common Stock (or such security constituting a portion of the Reference Property, if applicable) is then listed or traded, from 9:30 a.m. to 4:00 p.m. (New York City time) on that Trading Day as displayed under the heading “Bloomberg VWAP” on Bloomberg page NOVA Q Equity AQR or any successor thereto (or the Bloomberg page for such security constituting a portion of the Reference Property, if applicable), or if such Volume Weighted Average Price is not available, the Board of Directors’ reasonable, good faith estimate of the volume weighted average price of the shares of Common Stock (or such security constituting a portion of the Reference Property, if applicable) on such Trading Day (whose determination shall be conclusive evidence of such Volume Weighted Average Price and which shall be evidenced by a schedule of the Company’s calculations delivered to the Trustee and the Conversion Agent).

“Voting Stock” means any class or classes of Capital Stock or other interests then outstanding that are normally entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors, managers or trustees.

Section 1.02.                                             Other Definitions.

Term	Defined in Section

“Additional Notes”	2.08
“Additional Shares”	4.13(a)
“Cash Percentage”	4.05(c)
“Change in Control”	3.01(a)
“Closing Sale Price Condition”	4.01(a)
“Conversion Agent”	4.02
“Conversion Date”	4.02
“Conversion Notice”	4.02
“Conversion Period”	4.05(a)
“Conversion Price”	4.06
“Daily Conversion Value”	4.05(d)
“Daily Net Share Settlement Value”	4.05(a)
“Effective Date”	4.13(b)
“Expiration Date”	4.06(e)
“Expiration Time”	4.06(e)
“Fundamental Change”	3.01(a)
“Fundamental Change Purchase Date”	3.01(a)
“Fundamental Change Purchase Notice”	3.01(c)
“Fundamental Change Purchase Price”	3.01(a)
“Interest Payment Date”	2.04(b)
“Maximum Adjusted Conversion Rate”	4.13(g)
“Non-Payment Default”	5.03(a)
“Payment Blockage Notice”	5.03(a)
“Purchased Shares”	4.06(e)
“Purchase Premium”	4.06(f)
“Quarter”	4.01(a)
“Record Date”	2.04(b)

Term	Defined in Section

“Reference Property”	4.11
“Rights Plan”	4.06(c)
“Stock Price”	4.13(b)
“Termination of Trading”	3.01(a)
“Transforming Transaction”	4.01(b)
“Trigger Event”	4.06(c)
“Triggering Distribution”	4.06(d)
“Unissued Shares”	3.01(a)
“Volume Weighted Average Price”	4.05(d)

Article II

Designation and Terms of the Notes

Section 2.01.                             Title and Aggregate Principal Amount.  There shall be a series of Securities designated “1.0% Convertible Senior Subordinated Notes due June 15, 2012” issuable in an unlimited aggregate principal amount.

Section 2.02.                             Execution and Authentication.  The Notes may forthwith be executed by the Company and delivered to the Trustee for authentication and delivery by the Trustee in accordance with the provisions of Section 2.04 of the Base Indenture.

Section 2.03.                             Form of the Notes.  The Notes and the corresponding Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto, which Exhibit is incorporated in and made part of this First Supplemental Indenture, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers of the Company executing such Notes, as evidenced by their execution of the Notes.

Section 2.04.                             Denomination.  Each Note shall be in the denomination of $1,000 or any integral multiple thereof.

Section 2.05.                             Currency.  All obligations of the Company in respect of principal, interest or any other amount owing upon the Notes shall be payable in U.S. dollars, and the Notes shall be denominated in U.S. dollars.

Section 2.06.                             Designation of Depositary.  Initially, the Depositary for the Notes will be The Depository Trust & Clearing Corporation.  The Notes, in the form of Global Notes, will be registered in the name of the Depositary or its nominee, Cede & Co., and delivered by the Trustee to the Depositary or a custodian appointed by the Depositary for crediting to the accounts of its participants.

Section 2.07.                             Maturity and Interest Payments.

(a)                                  The date on which the principal of the Notes is due and payable, unless earlier converted, accelerated, redeemed or repurchased pursuant to the Indenture, shall be June 15, 2012 (the “Final Maturity Date”).

(b)                                 The Company shall pay interest on the Notes at a rate of 1.0% per annum, payable semi-annually in arrears on June 15 and December 15 of each year (each, an “Interest Payment Date”), or if any such day is not a Business Day, the immediately following Business Day, commencing December 15, 2007.  For so long as the Notes are held in book-entry only form, interest shall be paid on each Interest Payment Date to the Holder of such Note in whose name the Note is registered at 5:00 p.m. (New York City time) on the Business Day before the Interest Payment Date (a “Book-Entry Record Date”).  In the event that the Notes do not remain in book-entry only form or are not in the form of a Global Security, interest shall be paid on each Interest Payment Date to the Holder of such Note in whose name the Note is registered at 5:00 p.m. (New York City time) on June 1 or December 1 (each, together with each Book-Entry Record Date, a “Record Date”), as the case may be, next preceding the related Interest Payment Date.  Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.  In the event of the maturity, conversion, or purchase of a Note by the Company at the option of the Holder, interest shall cease to accrue on such Note.  Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance.

(c)                                  Upon conversion of a Note, (i) a Holder shall not receive any Cash payment of interest (unless such conversion occurs between a Record Date and the Interest Payment Date to which it relates, in which case a Holder on the Record Date will receive on the Interest Payment Date accrued and unpaid interest) and the Conversion Rate shall not be adjusted to account for accrued and unpaid interest, except that the Company shall pay, on the Final Maturity Date, accrued and unpaid interest on any Notes surrendered on or prior to the fifty-fifth Scheduled Trading Day prior to the Final Maturity Date to the converting Holder notwithstanding such conversion, and (ii) the Company’s delivery to a Holder of Cash and shares, if any, of Common Stock into which the Note is convertible shall be deemed to satisfy its obligation with respect to such Note, and any accrued but unpaid interest shall be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited.

(d)                                 Notes surrendered for conversion by a Holder after 5:00 p.m. (New York City time) on any Record Date but prior to the next Interest Payment Date must be accompanied by payment of an amount equal to the interest that the Holder is to receive on the Notes; provided, however, that no such payment need be made (1) if the Company has specified a Fundamental Change Purchase Date that is after a Record Date and on or prior to the next Interest Payment Date, (2) with respect to any Notes surrendered for conversion following the Record Date for the payment of interest immediately preceding the Final Maturity Date or (3) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such Notes.

Section 2.08.                             Additional Notes.

(a)                                  The Company may, from time to time, subject to compliance with any other applicable provisions of this Indenture, without the consent of any Holder, issue pursuant to this Indenture additional Notes (“Additional Notes”) that shall have terms and conditions and “CUSIP” numbers identical to those of the other outstanding Notes, except with respect to the issue date and the issue price.  Any Additional Notes and the Notes initially issued hereunder shall be treated as a single class for all purposes and any such Additional Notes will vote on all matters as one class with the Notes initially issued hereunder.  For the avoidance of doubt, references herein to the Notes include Additional Notes, if any.

(b)                                 With respect to any Additional Notes, the Company shall set forth in an Officers’ Certificate pursuant to a resolution of the Board of Directors of the Company, copies of which shall be delivered to the Trustee, the following information:

(i)                                     the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and

(ii)                                  the issue date and the issue price of such Additional Notes; provided that no Additional Notes may be issued at a price that would cause such Additional Notes to have “original issue discount” within the meaning of Section 1273 of the Internal Revenue Code of 1986, as amended.

In addition, the Company shall deliver to the Trustee an Opinion of Counsel certifying as to the satisfaction of all conditions precedent to the authentication by the Trustee of such Additional Notes.

Article III

Purchase of Notes Upon Fundamental Change

Section 3.01.                                             Purchase of Notes at Option of the Holder Upon Fundamental Change.

(a)                                  If at any time that Notes remain outstanding there shall occur a Fundamental Change, Notes shall be purchased by the Company at the option of the Holders, as of the date that is 30 Business Days after the occurrence of the Fundamental Change (the “Fundamental Change Purchase Date”) at a purchase price equal to 100% of the principal amount of the Notes, together with any accrued and unpaid interest to, but excluding, the Fundamental Change Purchase Date (the “Fundamental Change Purchase Price”), payable in Cash, subject to satisfaction by or on behalf of any Holder of the requirements set forth in subsection (c) of this Section 3.01.

A “Fundamental Change” shall mean the occurrence of a Change in Control or a Termination of Trading.

A “Change in Control” shall be deemed to have occurred if any of the following occurs after the date hereof:

(i)                                     any “person” or “group” (as such terms are defined below) is or becomes the “beneficial owner” (as defined below), directly or indirectly, of shares of Voting Stock of the Company representing 50% or more of the total voting power of all outstanding classes of Voting Stock of the Company or has the power, directly or indirectly, to elect a majority of the members of the Board of Directors;

(ii)                                  the Company consolidates with, or merges with or into, another Person or the Company sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of the Company, or any Person consolidates with, or merges with or into, the Company, in any such event other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined below), directly or indirectly, the shares of Voting Stock of the Company immediately prior to such transaction “beneficially own” (as defined below), directly or indirectly, shares of Voting Stock of the Company representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving or transferee Person;

(iii)                               a majority of the members of the Board of Directors are not Continuing Directors; or

(iv)                              the holders of the Capital Stock of the Company approve any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the terms of the Indenture).

For the purpose of the definition of “Change in Control,” (i) ”person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the Exchange Act or any successor provision to either of the foregoing, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor provision thereto), (ii) a “beneficial owner” shall be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the Indenture, except that the number of shares of Voting Stock of the Company shall be deemed to include, in addition to all outstanding shares of Voting Stock of the Company and Unissued Shares deemed to be held by the “person” or “group” (as such terms are defined above) or other Person with respect to which the Change in Control determination is being made, all Unissued Shares deemed to be held by all other Persons, and (iii) the terms “beneficially owned” and “beneficially own” shall have meanings correlative to that of “beneficial owner.”  The term “Unissued Shares” means shares of Voting Stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a Change in Control.

Notwithstanding anything to the contrary set forth in this Section 3.01, Holders will not have the right to require the Company to purchase any Notes as a result of any transaction described in clause (ii) of the definition of “Change in Control” above, and the Company will not be required to deliver a written notice of a Fundamental Change, if at least 90% of the consideration paid for the Common Stock, excluding Cash payments for fractional shares and Cash payments made pursuant to dissenters’ appraisal rights, in a merger, consolidation, conveyance, sale, transfer or lease otherwise constituting a Change in Control consists of shares of common stock traded on NASDAQ or another U.S. national securities exchange, or will be so traded immediately following the merger or consolidation, and, as a result of the merger or consolidation, the Notes become convertible into such shares of such common stock.

A “Termination of Trading” means that the Common Stock or other securities into which the Notes are convertible are not approved for listing on NASDAQ and are not listed for trading on another U.S. national securities exchange.

(b)                                 Within 10 Business Days after the occurrence of a Fundamental Change, the Company shall mail a written notice of the Fundamental Change to the Trustee and to each Holder (and to beneficial owners as required by applicable law).  Failure to timely provide such notice pursuant to this Section 3.01(b) shall constitute an Event of Default with respect to Notes; for the avoidance of doubt, such Event of Default shall be additional to the Events of Default specified in Section 6.01 of the Base Indenture.  The notice shall include the form of a Fundamental Change Purchase Notice to be completed by the Holder and shall state:

(i)                                     the date of such Fundamental Change and, briefly, the events causing such Fundamental Change;

(ii)                                  the date by which the Fundamental Change Purchase Notice pursuant to this Section 3.01 must be given;

(iii)                               the Fundamental Change Purchase Date;

(iv)                              the Fundamental Change Purchase Price;

(v)                                 the Holder’s right to require the Company to purchase the Notes;

(vi)                              briefly, the conversion rights of the Notes;

(vii)                           the name and address of each Paying Agent and Conversion Agent;

(viii)                        the Conversion Price and any adjustments thereto (including the amount of Additional Shares of Common Stock that are deliverable pursuant to Section 4.13, if any);

(ix)                                that Notes as to which a Fundamental Change Purchase Notice has been given may be converted into Cash and Common Stock (if any) pursuant to the Indenture only to the extent that the Fundamental Change Purchase Notice has been withdrawn in accordance with the terms of the Indenture;

(x)                                   the procedures that the Holder must follow to exercise rights under this Section 3.01;

(xi)                                the procedures for withdrawing a Fundamental Change Purchase Notice, including a form of notice of withdrawal; and

(xii)                             that the Holder must satisfy the requirements set forth in the Indenture and the Notes in order to convert the Notes.

If any of the Notes is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depositary applicable to the repurchase of Global Notes.

(c)                                  A Holder may exercise its rights specified in subsection (a) of this Section 3.01 upon delivery of a written notice (which shall be in substantially the form included in Exhibit A hereto and which may be delivered by letter, overnight courier, hand delivery, facsimile transmission or in any other manner reasonably acceptable to the Paying Agent and, in the case of Global Notes, may be delivered electronically or by other means in accordance with the Depositary’s customary procedures) of the exercise of such rights (a “Fundamental Change Purchase Notice”) to any Paying Agent during the period between the Fundamental Change Purchase Notice and 5:00 p.m. (New York City time) on the second Trading Day next preceding the Fundamental Change Purchase Date.

The delivery of such Note to any Paying Agent (together with all necessary endorsements) at the office of such Paying Agent shall be a condition to the receipt by the Holder of the Fundamental Change Purchase Price therefor.

The Company shall purchase from the Holder thereof, pursuant to this Section 3.01, a portion of a Note if the principal amount of such portion is $1,000 or an integral multiple of $1,000.  Provisions of the Indenture that apply to the purchase of all of a Note pursuant to this Article III also apply to the purchase of a portion of a Note.

Notwithstanding anything herein to the contrary, any Holder delivering to a Paying Agent the Fundamental Change Purchase Notice contemplated by this subsection (c) shall have the right to withdraw such Fundamental Change Purchase Notice in whole or in a portion thereof that is a principal amount of $1,000 or in an integral multiple thereof at any time prior to 5:00 p.m. (New York City time) on the Business Day preceding the Fundamental Change Purchase Date by delivery of a written notice of withdrawal to the Paying Agent in accordance with Section 3.02 and such withdrawal right shall expire at 5:00 p.m. (New York City time) on the Business Day preceding the Fundamental Change Purchase Date unless the Company shall default in making the Fundamental Change Purchase Price payment when due, in which case the withdrawal right shall terminate at 5:00 p.m. (New York City time) on the date such default is cured and such Note is purchased.

A Paying Agent shall promptly notify the Company of the receipt by it of any Fundamental Change Purchase Notice or written withdrawal thereof.

Anything herein to the contrary notwithstanding, in the case of Global Notes, any Fundamental Change Purchase Notice may be delivered or withdrawn and such Notes may be surrendered or delivered for purchase in accordance with the Applicable Procedures as in effect from time to time.

Section 3.02.                                             Effect of Fundamental Change Purchase Notice.

Upon receipt by any Paying Agent of the Fundamental Change Purchase Notice specified in Section 3.01(c), the Holder of the Note in respect of which such Fundamental Change Purchase Notice was given shall (unless such Fundamental Change Purchase Notice is withdrawn as specified below) thereafter be entitled to receive the Fundamental Change Purchase Price with respect to such Note.  Such Fundamental Change Purchase Price shall be paid to such Holder promptly following the later of (a) the Fundamental Change Purchase Date with respect to such Note (provided the conditions in Section 3.01(c) have been satisfied) and (b) the time of delivery of such Note to a Paying Agent by the Holder thereof in the manner required by Section 3.01(c).  Notes in respect of which a Fundamental Change Purchase Notice has been given by the Holder thereof may not be converted into shares of Common Stock pursuant to Article IV hereof on or after the date of the delivery of such Fundamental Change Purchase Notice unless such Fundamental Change Purchase Notice has first been validly withdrawn.

Section 3.03.                                             Deposit of Fundamental Change Purchase Price.

On or before 11:00 a.m., New York City time, on the Fundamental Change Purchase Date, the Company shall deposit with the Trustee or with a Paying Agent (other than the Company or an Affiliate of the Company) an amount of money (in immediately available funds if deposited on such Fundamental Change Purchase Date) sufficient to pay the aggregate Fundamental Change Purchase Price of all the Notes or portions thereof that are to be purchased as of such Fundamental Change Purchase Date.  The manner in which the deposit required by this Section 3.03 is made by the Company shall be at the option of the Company; provided that such deposit shall be made in a manner reasonably acceptable to the Trustee and the Paying Agent such that the Trustee or a Paying Agent shall have immediately available funds on the Fundamental Change Purchase Date.

If a Paying Agent holds, in accordance with the terms hereof, money sufficient to pay the Fundamental Change Purchase Price of any Note for which a Fundamental Change Purchase Notice has been tendered and not withdrawn in accordance with the Indenture, then, on the Fundamental Change Purchase Date, such Note will cease to be outstanding and the rights of the Holder in respect thereof shall terminate (other than the right to receive the Fundamental Change Purchase Price as aforesaid).  The Company shall publicly announce the principal amount of Notes purchased as a result of such Fundamental Change on or as soon as practicable after the Fundamental Change Purchase Date.

To the extent that the aggregate amount of Cash deposited by the Company pursuant to this Section 3.03 exceeds the aggregate Fundamental Change Purchase Price of the Notes or portions thereof that the Company is obligated to purchase, then promptly after the Fundamental Change Purchase Date the Trustee or a Paying Agent, as the case may be, shall return any such excess Cash to the Company.

Section 3.04.                                             Notes Purchased in Part.

Any Note that is to be purchased only in part shall be surrendered at the office of a Paying Agent, and promptly after the Fundamental Change Purchase Date the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Note, without service charge, a new Note or Notes, of such authorized denomination or denominations as may be requested by such Holder, in aggregate principal amount equal to, and in exchange for, the portion of the principal amount of the Note so surrendered that is not purchased.

The Corporate Trust office shall initially be such office or agency for the purposes described in this Section 3.04.

Section 3.05.                                             Compliance with Securities Laws Upon Purchase of Notes.

In connection with any offer to purchase or repurchase Notes under Section 3.01, the Company shall (a) comply with Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act, (b) file the related Schedule TO (or any successor or similar schedule, form or report), if required, under the Exchange Act and (c) otherwise comply with all federal and state securities laws in connection with such offer to purchase or repurchase Notes, all so as to permit the rights of the Holders and obligations of the Company under Section 3.01 through Section 3.04 to be exercised in the time and in the manner specified therein.

Section 3.06.                                             No Fundamental Change Purchase Following Acceleration.

No Notes will be purchased by the Company under Section 3.01 if the principal amount of the Notes has been accelerated under Section 6.02 of the Base Indenture, and such acceleration has not been rescinded, on or prior to the Fundamental Change Purchase Date.

Section 3.07.                                             Trustee’s Fundamental Change Purchase Disclaimer.

The Trustee has no duty to determine when a Fundamental Change has occurred, or when purchases of Notes upon a Fundamental Change under this Article III should be made.  The Trustee shall not be accountable for and makes no representation as to the Fundamental Change Purchase Price payable in respect of any Fundamental Change.  The Trustee shall not be responsible for the Company’s failure to comply with this Article III.

Article IV

Conversion of Notes

Section 4.01.                                             Conversion Privilege.

(a)                                  Subject to the further provisions of this Article IV, a Holder of a Note may convert the principal amount of such Note (or any portion thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof) into Cash and Common Stock at any time prior to 5:00 p.m. (New York City time) on December 15, 2011, at the Conversion Price then in effect, if, during any calendar quarter (the “Quarter”) commencing after the date hereof, the Closing Sale Price of the Common Stock for at least 20 Trading Days in the period of 30 consecutive Trading Days ending on the last Trading Day of the Quarter preceding the Quarter in which the conversion occurs is more than 120% of the Conversion Price of the Notes in effect on that last Trading Day (the “Closing Sale Price Condition”), subject to the exceptions provided in Section 4.01(b).

Provisions of the Indenture that apply to conversion of all of a Note also apply to conversion of a portion of a Note.

A Note in respect of which a Holder has delivered a Fundamental Change Purchase Notice pursuant to Section 3.01(c) exercising the option of such Holder to require the Company to purchase such Note may be converted only if such Fundamental Change Purchase Notice is withdrawn by a written notice of withdrawal delivered to a Paying Agent prior to 5:00 p.m. (New York City time) on the Scheduled Trading Day immediately preceding the Fundamental Change Purchase Date in accordance with Section 3.02.

A Holder of Notes is not entitled to any rights of a holder of Common Stock until such Holder has converted its Notes to Common Stock and only to the extent such Notes are deemed to have been converted into Common Stock pursuant to this Article IV.

(b)                                 Even if the Closing Sale Price Condition is not satisfied,

(i)                                     if the Trading Price for the Notes on each Trading Day during any five consecutive Trading Day period was, as determined following a request in accordance with the procedures described in Section 4.01(c), less than 97% of the Closing Sale Price of Common Stock on such date multiplied by the then current Conversion Rate, a Holder may surrender Notes for conversion at any time during the following 10 Trading Days, provided, for the avoidance of doubt, that the five dates of determination within any five consecutive Trading Day period referred to above shall not include (i) any day on which there is a Market Disruption Event or (ii) any day on which NASDAQ or, if the Common Stock is not listed on NASDAQ, the principal other U.S. national securities exchange on which the Common Stock is then listed is not open for trading.

(ii)                                  in the event that the Company declares

(A)                      a dividend or distribution of any rights or warrants to all or substantially all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Closing Sale Price per share on the record date of such dividend or distribution, or

(B)                        a dividend or distribution of Cash, debt securities (or other evidences of indebtedness) or other assets (excluding dividends or distributions for which a Conversion Price adjustment is required to be made under Section 4.06(a) (i) or (ii) or 4.06(b)) to all or substantially all holders of Common Stock where the fair market value of such dividend or distribution per share of Common Stock, together with all other such dividends and distributions within the preceding twelve months, exceeds 10% of the Closing Sale Price of the Common Stock as of the Trading Day immediately prior to the date of declaration for such dividend or distribution, then the Notes may be surrendered for conversion beginning on the date the Company gives notice to the Holders of such right, which shall not be less than 20 days prior to the “ex” date for such dividend or distribution, until the earlier of 5:00 p.m. (New York City time) on the Business Day prior to the “ex” date or until the Company announces that such distribution will not take place;

(iii)                               the Notes may be surrendered for conversion at any time from or after the date which is 40 days prior to the anticipated effective time of any Fundamental Change as announced by the Company, which announcement must occur, to the extent practicable, not earlier than 70 days nor later than 40 days prior to such anticipated effective time, until 5:00 p.m. (New York City time) on the second Trading Day immediately preceding the Fundamental Change Purchase Date;

(iv)                              if the Company consolidates with or merges with or into another Person or is a party to a binding share exchange or conveys, transfers, sells, leases or otherwise disposes of all or substantially all of its properties and assets in each case pursuant to which the Common Stock would be converted into Cash, securities and/or other property, the Notes may be surrendered for conversion at any time from or after the date which is 15 days prior to the date announced by the Company as the actual effective date of the transaction and until and including the date that is 15 days after the date that is the effective date of such transaction; provided such transaction does not otherwise constitute a Fundamental Change (to which the provisions of Section 4.01(b)(iii) shall instead apply) (any such transaction to which this Section 4.01(b)(iv) applies, a “Transforming Transaction”); the Company shall notify Holders of Notes at least 20 days prior to the anticipated effective date of such Transforming Transaction; the Board of Directors shall determine the anticipated effective date of such Transforming Transaction, and such determination shall be conclusive and binding on the Holders; and

(v)                                 at any time after December 15, 2011 and prior to 5:00 p.m. (New York City time) on the Business Day immediately preceding the Final Maturity Date, the Notes may be surrendered for conversion regardless of whether any of the foregoing conditions has been satisfied.

(c)                                  The Company, or upon written request, the Conversion Agent, on behalf of the Company, will determine whether the Notes are convertible pursuant to the first paragraph of Section 4.01(a) and clause (i) of Section 4.01(b), and, if so, will notify the Trustee and the Company in writing; provided, however, that the Conversion Agent shall have no obligation to determine the Trading Price of the Notes unless the Company has requested such determination in writing, and the Company shall have no obligation to make such request unless the Trustee, acting at the request of one or more Holders holding, in the aggregate, at least $2,000,000 in principal amount of Notes, provides the Company with reasonable evidence that the Trading Price of the Notes on any Trading Day would be less than 97% of the product of the then current Conversion Rate multiplied by the Closing Sale Price of the Common Stock on that date.  At such time, the Company shall instruct the Conversion Agent to determine the Trading Price of the Notes beginning on such Trading Day and on each successive Trading Day for four consecutive Trading Days.

Section 4.02.                                             Conversion Procedure.

The right to convert any Note may be exercised, if such Note is represented by a Global Note, by book-entry transfer to the Conversion Agent (which initially shall be the Trustee) through the facilities of the Depositary in accordance with the Applicable Procedures or, if such Note is represented by a Definitive Note, by delivery of such Note at the specified office of the Conversion Agent, accompanied, in either case, by payment of any tax or duty, in accordance with Section 4.04, which may be payable in respect of any transfer involving the issue or delivery of the Common Stock in the name of a Person other than the Holder of the Note and, if the Note is a Definitive Note, by: (a) a completed and duly signed conversion notice, in the form set forth on the reverse of Note attached hereto as Exhibit A (a “Conversion Notice”); (b) if the Note is represented by a Definitive Note and such Definitive Note has been lost, stolen, destroyed or mutilated, the evidence regarding the loss, theft, destruction or mutilation of the Note and other requirements under Section 2.08 of the Base Indenture; and (c) appropriate endorsements and transfer documents if required by the Conversion Agent.  The “Conversion Date” shall be the Business Day on which the Holder satisfies all of the requirements set forth in the immediately preceding sentence, if all such requirements shall have been satisfied by 11:00 a.m. (New York City time) on such day, and in all other cases, the Conversion Date shall be the next succeeding Business Day; however, if a Holder surrenders for conversion a Note at any time after the 55th Scheduled Trading Day prior to the Final Maturity Date, the Conversion Date shall be deemed to be the Business Day immediately preceding the Final Maturity Date.  Notes may not be submitted for conversion after 5:00 p.m. (New York City time) on the Business Day immediately prior to the Final Maturity Date.  On the third Business Day following the last day of the related Conversion Period, subject to Sections 4.05 and 4.13(i), the Company shall deliver to the Holder through a Conversion Agent a certificate for the number of whole shares of Common Stock issuable upon the conversion, if any, and Cash (including Cash in lieu of any fractional shares pursuant to Section 4.03).

Upon surrender of a Note that is converted in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder, a new Note equal in principal amount to the unconverted portion of the Note surrendered.

The Company initially appoints the Trustee to act as conversion agent for the Notes (the “Conversion Agent”). Any subsequently named Conversion Agent shall be appointed as authorized by a Board Resolution.

Section 4.03.                                             Fractional Shares.

The Company will not issue fractional shares of Common Stock upon conversion of Notes.  In lieu thereof, the Company will deliver a number of shares of Common Stock equal to the aggregate of the fractional shares otherwise deliverable for each Trading Day during the Conversion Period (rounding down to the nearest whole number) and Cash equal to the remainder multiplied by the Volume Weighted Average Price of the Common Stock on the last Trading Day of the Conversion Period.

Section 4.04.                                             Taxes on Conversion.

If a Holder converts a Note, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon such conversion.  However, the Holder shall pay any such tax which is due because the Holder requests the shares to be issued in a name other than the Holder’s name.  The Conversion Agent may refuse to deliver the certificate representing the Common Stock being issued in a name other than the Holder’s name until the Conversion Agent receives a sum sufficient to pay any tax which will be due because the shares are to be issued in a name other than the Holder’s name.  Nothing herein shall preclude any tax withholding required by law or regulation.

Section 4.05.                                             Payment Upon Conversion.

(a)                                  Except as otherwise provided in Section 4.13(i), for each $1,000 principal amount of Notes surrendered for conversion prior to 5:00 p.m. (New York City time) on the 55th Scheduled Trading Day prior to the Final Maturity Date, the Company shall be required to pay to the Holder of such Notes the aggregate of the following for each of the 50 Trading Days beginning on the third Trading Day following the Conversion Date (such 50 Trading Day period, a “Conversion Period”):

(i)                                     if the Daily Conversion Value for such Trading Day for each $1,000 aggregate principal amount of Notes exceeds $20.00, (1) a Cash payment of $20.00 and (2) the remaining Daily Conversion Value (the “Daily Net Share Settlement Value”) as provided in Section 4.05(c); or

(ii)                                  if the Daily Conversion Value for such Trading Day for each $1,000 aggregate principal amount of Notes is less than or equal to $20.00, a Cash payment equal to the Daily Conversion Value.

(b)                                 Except as otherwise provided in Section 4.13(i), if a Holder surrenders a Note for conversion at any time after the 55th Scheduled Trading Day immediately preceding the Final Maturity Date and on or prior to 5:00 p.m. (New York City time) on the Business Day immediately preceding the Final Maturity Date, (1) the Conversion Date will be deemed to be the Business Day immediately preceding the Final Maturity Date, (2) the Conversion Period for such Note will commence on the 51st Scheduled Trading Day immediately prior to the Final Maturity Date, (3) the Company shall be required to pay to the Holder thereof $1,000 in Cash on the Final Maturity Date for each $1,000 principal amount of Notes surrendered for conversion, and (4) the Company shall be required to deliver the Residual Amount, if any, to such Holder on the third Business Day following the last Trading Day of the Conversion Period in shares of Common Stock, subject to the Company’s right to deliver Cash in lieu of all or a portion of such shares of Common Stock in accordance with Section 4.05(c).

(c)                                  The Company may elect to deliver Cash in respect of part or all of the Residual Amount for Notes that are converted; provided, however, that such election shall apply only to conversions with a Conversion Period beginning after the Company has (x) given notice to the Holders of the Notes and the Trustee pursuant to the provisions of this Indenture of such election and of the percentage (the “Cash Percentage”) of Residual Amounts that the Company elects to deliver in Cash, (y) issued a press release describing such election and specifying the Cash Percentage and (z) made such press release or the information that it contains available on the Company’s website.  For each $1,000 principal amount of Notes surrendered for conversion:

(i)                                     if the Company does not elect to deliver Cash in respect of part or all of the Residual Amount, the Company shall deliver a number of shares of Common Stock determined by dividing the Daily Net Share Settlement Value by the Volume Weighted Average Price for each Trading Day within the Conversion Period and summing the resulting share amounts.

(ii)                                  if the Company elects to deliver Cash in respect of part or all of the Residual Amount for such Notes, the Company shall deliver the aggregate of the following for each of the 50 Trading Days during the Conversion Period:

(A)                                                                              Cash in an amount equal to the product of (1) the Cash Percentage and (2) the Daily Net Share Settlement Value; and

(B)                                                                                shares of Common Stock in an amount equal to the product of (1) 100% minus the Cash Percentage and (2) the Daily Net Share Settlement Value for such Trading Day divided by the Volume Weighted Average Price for such Trading Day.

(d)                                 The Company shall, prior to the issuance of any Notes hereunder, and from time to time as may be necessary, reserve at all times and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, a sufficient number of shares of Common Stock deliverable upon conversion of all of the Notes.

(e)                                  All shares of Common Stock that may be issued upon conversion of the Notes shall be duly authorized, validly issued, fully paid and nonassessable and shall be free of any preemptive rights and free of any lien or adverse claim.

(f)                                    The Company shall endeavor to comply with all applicable securities laws regulating the offer and delivery of any Common Stock upon conversion of Notes and shall list or cause to have quoted such shares of Common Stock on each national securities exchange on which the Common Stock is then listed or quoted.

(g)                                 Each converting Holder shall be treated by the Company as a shareholder of record with respect to shares deliverable under Section 4.05(c) from and after 5:00 p.m. (New York City time) on the related Conversion Date.

(h)                                 Notwithstanding anything herein to the contrary, nothing herein shall give to any Holder any rights as a creditor in respect of its right to conversion.

Section 4.06.                                             Adjustment of Conversion Price.

The conversion price as stated in paragraph 6 of the Notes (the “Conversion Price”) shall be adjusted from time to time by the Company as follows:

(a)                                  In case the Company shall (i) pay a dividend on its Common Stock in shares of Common Stock, (ii) make a distribution on its Common Stock in shares of Common Stock, (iii) subdivide its outstanding Common Stock into a greater number of shares, or (iv) combine its outstanding Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior thereto shall be adjusted so that the Holder of any Note thereafter surrendered for conversion shall be entitled to receive that number of shares of Common Stock which it would have owned had such Note been converted immediately prior to the record date of such event or the happening of such event (assuming such Note were convertible solely into shares of Common Stock, based on the relevant Conversion Price, rather than Cash or Cash and Common Stock as set forth in Section 4.05).  An adjustment made pursuant to this subsection (a) shall become effective on the “ex” date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of subdivision or combination.  If any dividend or distribution of the type described in this Section 4.06(a) is declared but not actually paid or made, the Conversion Price shall again be adjusted to the Conversion Price that would have been in effect if such dividend or distribution had not been declared.

(b)                                 In case the Company shall issue rights or warrants to all or substantially all holders of its Common Stock entitling them for a period of not more than 60 days to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price per share (or having a conversion price per share) less than the Closing Sale Price per share of Common Stock on the Trading Day immediately preceding the “ex” date for such issuance, the Conversion Price shall be adjusted so that the Conversion Price on the “ex” date shall equal the price determined by multiplying the Conversion Price in effect immediately prior to such “ex” date by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to such “ex” date plus the number of shares which the aggregate offering price of the total number of shares of Common Stock so offered (or the aggregate conversion price of the convertible securities so offered, which shall be determined by multiplying the number of shares of Common Stock issuable upon conversion of such convertible securities by the conversion price per share of Common Stock pursuant to the terms of such convertible securities) would purchase at the Closing Sale Price per share of Common Stock on the Trading Day immediately preceding such “ex” date, and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered (or into which the convertible securities so offered are convertible).  Such adjustment shall be made successively whenever any such rights or warrants are issued and shall become effective on such “ex” date.  If at the end of the period during which such rights or warrants are exercisable not all rights or warrants shall have been exercised or distributed, the adjusted Conversion Price shall be immediately readjusted to what it would have been based upon the number of additional shares of Common Stock actually issued (or the number of shares of Common Stock issuable upon conversion of convertible securities actually issued).

(c)                                  In case the Company shall distribute to all or substantially all holders of its Common Stock any shares of Capital Stock of the Company (other than Common Stock), evidences of indebtedness or other non-Cash assets (including securities of any person other than the Company but excluding (1) dividends or distributions paid exclusively in Cash referred to in subsection (d) of this Section 4.06 or (2) dividends or distributions referred to in subsection (a) of this Section 4.06), or shall distribute to all or substantially all holders of its Common Stock rights or warrants to subscribe for or purchase any of its securities (excluding those rights and warrants referred to in subsection (b) of this Section 4.06 and also excluding the distribution of rights to all or substantially all holders of Common Stock pursuant to the adoption of a stockholder rights plan or the detachment of such rights under the terms of such stockholder rights plan), then in each such case the Conversion Price shall be adjusted so that the Conversion Price on the “ex” date for such distribution shall equal the price determined by multiplying the current Conversion Price by a fraction of which the numerator shall be the Closing Sale Price per share of the Common Stock on the Trading Day immediately preceding such “ex” date less the fair market value on such Trading Day (as determined by the Board of Directors, whose determination shall be conclusive evidence of such fair market value and which shall be evidenced by an Officers’ Certificate delivered to the Trustee and the Conversion Agent) of the portion of the Capital Stock, evidences of indebtedness or other non-Cash assets so distributed or of such rights or warrants applicable to one share of Common Stock (determined on the basis of the number of shares of Common Stock outstanding on the Trading Day immediately preceding such “ex” date), and of which the denominator shall be the Closing Sale Price per share of the Common Stock on the Trading Day immediately preceding such “ex” date.  Such adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of shareholders entitled to receive such distribution.

In the event the then fair market value (as so determined) of the portion of the Capital Stock, evidences of indebtedness or other non-Cash assets so distributed or of such rights or warrants applicable to one share of Common Stock is equal to or greater than the Closing Sale Price per share of the Common Stock on the Trading Day immediately preceding such “ex” date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of a Note shall have the right to receive upon conversion the amount of Capital Stock, evidences of indebtedness or other non-Cash assets so distributed or of such rights or warrants such holder would have received had such holder converted each Note immediately prior to the record date for such distribution.  In the event that such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such dividend or distribution had not been declared.  If the Board of Directors determines the fair market value of any distribution for purposes of this Section 4.06(c) by reference to the actual or when issued trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the Closing Sale Price of the Common Stock.

To the extent the Company has a preferred shares rights plan (“Rights Plan”), in effect upon conversion of the Notes into Common Stock, the Holders of Notes will receive, in addition to the Common Stock, the rights described therein (whether or not the rights have separated from the Common Stock at the time of conversion), subject to the limitations set forth in the Rights Plan.  Any distribution of rights or warrants pursuant to a Rights Plan complying with the requirements set forth in the immediately preceding sentence of this paragraph shall not constitute a distribution of rights or warrants pursuant to this Section 4.06(c).

Rights or warrants distributed by the Company to all or substantially all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Company’s Capital Stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”):  (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 4.06 (and no adjustment to the Conversion Price under this Section 4.06 will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Price shall be made under this Section 4.06(c).  If any such right or warrant, including any such existing rights or warrants distributed prior to the date of this First Supplemental Indenture, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof).  In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Price under this Section 4.06 was made, (1) in the case of any such rights or warrants which shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a Cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants which shall have expired or been terminated without exercise by any holders thereof, the Conversion Price shall be readjusted as if such rights and warrants had not been issued.

(d)                                 In case the Company shall, by dividend or otherwise, at any time distribute (a “Triggering Distribution”) to all or substantially all holders of its Common Stock Cash dividends and other Cash distributions (other than (x) distributions described in Section 4.06(e) below or (y) any dividend or distribution in connection with liquidation, dissolution or winding up), the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying such Conversion Price in effect on the Trading Day immediately preceding the “ex” date with respect to such Cash dividend or distribution by a fraction of which the numerator shall be the Closing Sale Price per share of the Common Stock as of the Trading Day immediately preceding the “ex” date with respect to the dividend or distribution less the amount of the dividend or distribution, and the denominator shall be such Closing Sale Price per share of the Common Stock as of the Trading Day immediately preceding the “ex” date with respect to the dividend or distribution.  Such decrease shall become effective immediately prior to the opening of business on the “ex” date for such dividend or distribution; provided, however, that, in the event the portion of the Triggering Distribution applicable to one share of Common Stock is equal to or greater than the Closing Sale Price on such record date, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive upon conversion the amount of Cash such Holder would have received had such Holder converted each Note immediately prior to the record date for such dividend or distribution.  In the event that such dividend or distribution is not so paid or made, the Conversion Price shall again be adjusted to be the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(e)                                  In case any tender offer made by the Company or any of its Subsidiaries for Common Stock shall expire and such tender offer (as amended upon the expiration thereof) shall involve the payment of aggregate consideration in an amount (determined as the sum of the aggregate amount of Cash consideration and the aggregate fair market value (as determined by the Board of Directors, whose determination shall be conclusive evidence thereof and which shall be evidenced by an Officers’ Certificate delivered to the Trustee and the Conversion Agent thereof) of any other consideration) that exceeds an amount equal to the Closing Sale Price per share of Common Stock as of the last date (the “Expiration Date”) tenders could have been made pursuant to such tender offer (as it may be amended) (the last time at which such tenders could have been made on the Expiration Date is hereinafter called the “Expiration Time”), then, immediately prior to the opening of business on the day after the Expiration Date, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to 5:00 p.m. (New York City time) on the Expiration Date by a fraction of which the numerator shall be the product of the number of shares of Common Stock outstanding (including tendered shares but excluding any shares held in the treasury of the Company) immediately before the Expiration Time multiplied by the Closing Sale Price per share of the Common Stock on the Trading Day next succeeding the Expiration Date and the denominator shall be the sum of (x) the aggregate consideration (determined as aforesaid) payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender offer) of all shares validly tendered and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the “Purchased Shares”) and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares and excluding any shares held in the treasury of the Company) immediately after the Expiration Time and the Closing Sale Price per share of Common Stock on the Trading Day next succeeding the Expiration Date.  In the event that the Company is obligated to purchase shares pursuant to any such tender offer, but the Company is permanently prevented by applicable law from effecting any or all such purchases or any or all such purchases are rescinded, the Conversion Price shall again be adjusted to be the Conversion Price which would have been in effect based upon the number of shares actually purchased.  If the application of this Section 4.06(e) to any tender offer would result in an increase in the Conversion Price, no adjustment shall be made for such tender offer under this Section 4.06(e).

For purposes of this Section 4.06(e), the term “tender offer” shall mean and include both tender offers and exchange offers, all references to “purchases” of shares in tender offers (and all similar references) shall mean and include both the purchase of shares in tender offers and the acquisition of shares pursuant to exchange offers, and all references to “tendered shares” (and all similar references) shall mean and include shares tendered in both tender offers and exchange offers.

(f)                                    In case the Company or any of its Subsidiaries shall make a payment in respect of a purchase by it of Common Stock, the consideration for which exceeds the average of the Closing Sale Prices of the Common Stock for the five consecutive Trading Days ending on the date of such purchase (the amount of such excess, the “Purchase Premium”), which purchase, together with any other purchases of Common Stock by the Company or any of its Subsidiaries involving a Purchase Premium concluded within the preceding 12 months not previously reflected in a Conversion Price adjustment, results in the payment of aggregate consideration exceeding an amount equal to 10% of the Closing Sale Price of the Common Stock as of the Trading Day next succeeding the date of such purchase multiplied by the number of shares of Common Stock of the Company outstanding on such Trading Day (excluding treasury stock), the Conversion Price shall be reduced so that so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to 5:00 p.m. (New York City time) on the Trading Day immediately preceding the date of such purchase by a fraction of which the numerator shall be (x) the Opening Sale Price of the Common Stock on the Trading Day next succeeding the date of such purchase, minus (y) the quotient of (i) the aggregate amount of all Purchase Premiums paid in connection with such purchases within the preceding 12 months not previously reflected in a Conversion Price adjustment and (ii) the number of shares of Common Stock outstanding on the Trading Day next succeeding the date of such purchase (excluding treasury stock), as determined by the Company’s board of directors, and the denominator shall be the Opening Sale Price of the Common Stock on the Trading Day next succeeding the date of such purchase; provided that the purchases of Common Stock effected by the Company or its agent in conformity with Rule 10b-18 under the Exchange Act (or any successor provision) will not be included in any adjustment to the conversion rate made under this Section 4.06(f).

If a payment would cause an adjustment to the conversion rate under both Section 4.06(e) and Section 4.06(f), the provisions of the Section 4.06(f) shall control.

(g)                                 In any case in which this Section 4.06 shall require that an adjustment be made following an “ex” date or Expiration Date, as the case may be, established for purposes of this Section 4.06, the Company may elect to defer (but only until five Business Days following the filing by the Company with the Trustee of the certificate described in Section 4.10) issuing to the Holder of any Note converted after such “ex” date or Expiration Date the shares of Common Stock and other Capital Stock of the Company issuable upon such conversion over and above the shares of Common Stock and other Capital Stock of the Company issuable, or Cash payable, upon such conversion only on the basis of the Conversion Price prior to adjustment; and, in lieu of the shares the issuance of which, or Cash the payment of which, is so deferred, the Company shall issue or cause its transfer agents to issue due bills or other appropriate evidence prepared by the Company of the right to receive such shares or Cash, as the case may be.  If any distribution in respect of which an adjustment to the Conversion Price is required to be made as of the “ex” date or Expiration Date therefor is not thereafter made or paid by the Company for any reason, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect if such “ex” date had not been fixed or such Expiration Date had not occurred.

For the avoidance of doubt, any adjustments to the conversion rate pursuant to this Section shall be made through the date on which payment pursuant to Section 4.05 is made (without regard to the intervening occurrence of the Final Maturity Date, should that occur).

Section 4.07.                                             No Adjustment.

Notwithstanding the provisions of Section 4.06, no adjustment in the Conversion Price shall be required unless the adjustment would result in a change of at least 1% in the Conversion Price as last adjusted; provided, however, that any adjustments which by reason of this Section 4.07 are not required to be made shall be carried forward and taken into account in any subsequent adjustment, and the Company shall make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, within one year of the first such adjustment carried forward, upon required purchases of the Notes in connection with a Fundamental Change and five Business Days prior to the Final Maturity Date.  All calculations under this Article IV shall be made to the nearest one-tenth cent or to the nearest one-ten-thousandth of a share, as the case may be.

Except as otherwise provided herein, no adjustment need be made for (i) issuances of Common Stock pursuant to a Company plan for reinvestment of dividends or interest and the investment of additional optional amounts in Common Stock under any plan, (ii) for a change in the par value or a change to no par value of the Common Stock, (iii) issuances of Common Stock or options or rights to purchase Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of the Company’s subsidiaries, (iv) issuances of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in (iii) of this paragraph and outstanding as of the date the Notes are first issued or (v) accrued and unpaid interest and additional interest, if any, on the Notes that are converted.

To the extent that the Notes become convertible into the right to receive Cash, no adjustment need be made thereafter as to the Cash.  Interest will not accrue on the Cash.

Section 4.08.                                             Adjustment for Tax Purposes.

The Company shall be entitled to make such reductions in the Conversion Price, for the remaining term of the Notes or any shorter term, in addition to those required by Section 4.06, as the Board of Directors may determine to be advisable in order to avoid or diminish any tax to any holders of shares of Common Stock or rights to purchase Common Stock resulting from any stock dividends, subdivisions of shares, distributions of rights or warrants to purchase or subscribe for stock or securities, distributions of securities convertible into or exchangeable for stock hereafter made by the Company to its stockholders or from any event treated as such for income tax purposes.

Section 4.09.                                             Temporary Reduction of Conversion Price.

To the extent permitted by applicable law and rules of any stock exchange on which the Common Stock is then listed, the Company from time to time may reduce the Conversion Price by any amount for any period of time if the period is at least 20 Business Days, the reduction is irrevocable during such period, and the Board of Directors shall have made a determination that such reduction would be in the best interest of the Company.  Whenever the Conversion Price is reduced pursuant to the preceding sentence, the Company shall provide notice of any reduction in the Conversion Price to the Holders in the manner provided in Section 11.02 of the Base Indenture, with a copy to the Trustee and Conversion Agent, at least 15 days prior to the date such reduced Conversion Price takes effect, and such notice shall state the reduced Conversion Price and the period during which it will be in effect.

Section 4.10.                                             Notice of Certain Transactions.  In the event that (1) the Company is required to adjust the Conversion Price; (2) the Company consolidates or merges with, or transfers all or substantially all of its property and assets to, another corporation and shareholders of the Company must approve the transaction; or (3) there is a dissolution or liquidation of the Company, the Company shall mail to Holders and file with the Trustee a notice stating the proposed record or effective date, as the case may be, and mail the notice at least 10 days before such date; provided, further, that upon occurrence of an event referred to in clause (1) of this Section 4.10, the Company shall file with the Trustee (and deliver a copy to the Conversion Agent) an Officers’ Certificate briefly stating the facts requiring the adjustment and the manner of computing it and promptly mail to Holders a notice of the adjustment.  Failure to mail such notice or any defect therein shall not affect the validity of any transaction referred to in clause (1), (2) or (3) of this Section 4.10; provided, however, that unless and until the Trustee and the

Conversion Agent shall have received an Officers’ Certificate setting forth an adjustment of the Conversion Price in connection with the event referred to in clause (1), the Trustee may assume without inquiry that the Conversion Price has not been adjusted and that the last Conversion Price of which it has knowledge remains in effect.

Section 4.11.               Effect of Reclassification, Consolidation, Merger or Sale on Conversion Privilege.  If any of the following shall occur, namely:  (a) any reclassification or change of shares of Common Stock issuable upon conversion of the Notes (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination, or any other change for which an adjustment is provided in Section 4.06); (b) any consolidation or merger or combination to which the Company is a party other than a merger in which the Company is the continuing corporation and which does not result in any reclassification of, or change (other than in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination) in, outstanding shares of Common Stock; or (c) any sale or conveyance as an entirety or substantially as an entirety of the property and assets of the Company, directly or indirectly, to any Person, then the Company, or such successor, purchasing or transferee corporation, as the case may be, shall, as a condition precedent to such reclassification, change, combination, consolidation, merger, sale or conveyance, execute and deliver to the Trustee a supplemental indenture providing that following the related effective date, the Holder of each Note then outstanding shall have the right to convert such Note into Cash and, with respect to the Residual Amount, the kind and amount of shares of stock and other securities and property (including Cash) receivable upon such reclassification, change, combination, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock deliverable upon conversion of such Note immediately prior to such reclassification, change, combination, consolidation, merger, sale or conveyance (the “Reference Property”).  References in this Indenture to the Common Stock shall, following the effective date of such reclassification, change, combination, consolidation, merger, sale or conveyance be deemed to be references to the Reference Property.  Such supplemental indenture shall provide for adjustments of the Conversion Price that shall be as nearly equivalent as may be practicable to the adjustments of the Conversion Price provided for in this Article IV.  If, in the case of any such consolidation, merger, combination, sale or conveyance, the stock or other securities and property (including Cash) receivable thereupon by a holder of Common Stock include shares of stock or other securities and property of a person other than the successor, purchasing or transferee corporation, as the case may be, in such consolidation, merger, combination, sale or conveyance, then such supplemental indenture shall also be executed by such other person and shall contain such additional provisions to protect the interests of the Holders of the Notes as the Board of Directors shall reasonably consider necessary by reason of the foregoing.  The provisions of this Section 4.11 shall similarly apply to successive reclassifications, changes, combinations, consolidations, mergers, sales or conveyances.  The Trustee has no duty to determine whether a supplemental indenture under this Section 4.11 need be entered into.

In the event the Company shall execute a supplemental indenture pursuant to this Section 4.11, the Company shall promptly file with the Trustee (x) an Officers’ Certificate briefly stating the reasons therefor, the kind or amount of shares of stock or other securities or property (including Cash) receivable by Holders of the Notes upon the conversion of their Notes after any such reclassification, change, combination, consolidation, merger, sale or conveyance, any adjustment to be made with respect thereto and that all conditions precedent have been complied with and (y) an Opinion of Counsel that all conditions precedent have been complied with, and shall promptly mail notice of such supplemental indenture to all Holders.

In the event that holders of the Common Stock have the right to elect the form of consideration to be received in connection with such reclassification, change, combination, consolidation, merger, sale or conveyance, the Company shall make adequate provision so that the Holders, treated as a single class, have the timely opportunity to determine the composition of the Reference Property.  The Reference Property shall be based on the blended, weighted average of elections made by Holders and will be subject to any limitations applicable to all holders of Common Stock (such as pro rata reductions made to any portion of the consideration payable).  The determination of the Reference Property shall apply to all of the outstanding Notes and the Company shall notify the Trustee of the composition of the Reference Property after it is determined.

Section 4.12.               Disclaimer.  Neither the Trustee nor any Conversion Agent (other than the Company or an Affiliate of the Company) shall have any duty to determine when an adjustment under this Article IV should be made, how it should be made or what such adjustment should be, but may accept as conclusive evidence of that fact or the correctness of any such adjustment, and shall be protected in relying upon, an Officers’ Certificate, including the Officers’ Certificate with respect thereto, which the Company is obligated to file with the Trustee (and to deliver a copy thereof to the Conversion Agent) pursuant to Section 4.10.  Neither the Trustee nor any Conversion Agent (other than the Company or an Affiliate of the Company) makes any representation as to the validity or value of any securities or assets issued upon conversion of Notes, and neither shall be responsible for the Company’s failure to comply with any provisions of this Article IV.

The Trustee shall not be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture executed pursuant to Section 4.11, but may accept as conclusive evidence of the correctness thereof, and shall be fully protected in relying upon, the Officers’ Certificate and Opinion of Counsel with respect thereto which the Company is obligated to file with the Trustee pursuant to Section 4.11.

Notwithstanding anything to the contrary contained in this Article IV, for so long as the Trustee is also acting as Conversion Agent, no copies of any notice provided to the Trustee shall be required to be separately provided to the Conversion Agent.

Section 4.13.               Additional Shares.

(a)           If a Holder elects to convert its Notes pursuant to Section 4.01(b)(iii) in connection with a Qualifying Fundamental Change that occurs prior to the Final Maturity Date, the Conversion Rate of the Notes being converted by such Holder at that time shall be increased by an additional number of shares of Common Stock (the “Additional Shares”) determined by reference to the table attached as Schedule 4.13 hereto.  For the avoidance of doubt, the adjustment provided for in this Section 4.13 shall be made only with respect to the Notes converted in connection with such Qualifying Fundamental Change and shall not be effective as to any Notes not so converted.  Conversion of a given Note shall be considered to be “in connection with” a given Fundamental Change if that Note is surrendered for conversion during the conversion period provided for in respect of such Fundamental Change pursuant to Section 4.01(b)(iii).  The adjustment provided for in this Section 4.13 shall be made only if the Qualifying Fundamental Change actually occurs or becomes effective.

(b)           For purposes of determining the applicable number of Additional Shares pursuant to Schedule 4.13:

(i)            “Effective Date” shall mean the date the Qualifying Fundamental Change occurs or becomes effective; and

(ii)           “Stock Price” shall mean:

(x)            in the case of a Qualifying Fundamental Change described in clause (ii) of the definition of Change in Control, the price paid per share of Common Stock in the Change in Control, unless the holders of Common Stock receive only Cash in such Qualifying Fundamental Change, in which event “Stock Price” shall mean the Cash amount paid per share;

(y)           in the case of any other Qualifying Fundamental Change described in the definition of Change in Control, the average of the last reported Closing Sale Prices of Common Stock over the five consecutive Trading Day period ending on the Trading Day preceding the Effective Date of such Qualifying Fundamental Change.

(c)           If the Stock Price is between two Stock Price amounts in the table attached as Schedule 4.13 hereto, the number of Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Price amounts, based on a 365-day year.

(d)           If the Effective Date falls between two Effective Dates in the table attached as Schedule 4.13 hereto, the number of Additional Shares shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the two dates, based on a 365-day year.

(e)           No increase in the Conversion Rate shall be made pursuant to this Section 4.13 if the Stock Price (i) exceeds $35.00 per share (subject to adjustment) or (ii) is less than $5.54 per share (subject to adjustment).

(f)            The Stock Price figures set forth in the first row of the table (i.e., column headers) in Schedule 4.13 hereto shall be adjusted as of any date on which the Conversion Price of the Notes is adjusted pursuant to Section 4.06.  The adjusted Stock Price figures shall equal the Stock Price figures applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Price as so adjusted and the denominator of which is the Conversion Price immediately prior to the adjustment giving rise to the Stock Price figure adjustment.  The number of Additional Shares indicated in the table shall be adjusted by the inverse application of the adjustment factor applied to the Conversion Price pursuant to Section 4.06.

(g)           In no event shall the Conversion Rate be increased by more than 23.54 shares per $1,000 principal amount of Notes (the “Maximum Adjusted Conversion Rate”) pursuant to the events described in this Section 4.13.  The Maximum Adjusted Conversion Rate shall be subject to adjustments by the inverse application of the adjustment factor applied to the Conversion Price pursuant to Section 4.06.

(h)           The Company will notify Holders of the anticipated Effective Date of a Qualifying Fundamental Change and issue a press release as soon as practicable after the Company first determines the anticipated Effective Date of such Qualifying Fundamental Change.

(i)            Notwithstanding the provisions of Section 4.02, if a Holder surrenders the Notes for conversion in connection with a Qualifying Fundamental Change, the Company will deliver the portion of the conversion consideration that is payable on account of the increase in the Conversion Rate pursuant to this Section 4.13 on the third Business Day after the later of (i) the date the Holder surrenders the Notes for conversion; (ii) the last Trading Day in the applicable Conversion Period; and (iii) the Effective Date of the Qualifying Fundamental Change.

Section 4.14.               Limitation on Adjustments.

(a)           The Company shall not take any action that would result in an adjustment pursuant to the foregoing provisions in this Article IV without complying with the rules of any stock exchange on which the Common Stock is then listed.

(b)           The Company shall not take any action that would result in an adjustment pursuant to the foregoing provisions in this Article IV if that adjustment would reduce the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Notes.

Article V

Subordination of Notes

Section 5.01.          Agreement to Subordinate.  The Company agrees, and each Holder by accepting a Note agrees, that the indebtedness evidenced by the Notes is subordinated in right of payment, to the extent and in the manner provided in this Article V, to the prior payment in full, in Cash or Cash equivalents, of all existing and future Senior Indebtedness of the Company and that the subordination is for the benefit of and enforceable by the holders of such Senior Indebtedness.  Only Senior Indebtedness of the Company shall rank senior to the Notes in accordance with the provisions set forth herein.  The Notes shall in all respects rank pari passu with all other existing and future Senior Subordinated indebtedness of the Company and will be senior in right of payment to all of the Company’s future obligations that may be designated subordinate to the Notes.  All provisions of this Article V shall be subject to Section 5.12.

Section 5.02.          Liquidation, Dissolution, Bankruptcy.  Upon any payment or distribution of the assets of the Company to creditors upon a total or partial dissolution, winding-up, liquidation or reorganization of the Company, in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment by the Company for the benefit of its creditors or the marshaling of the assets and liabilities of the Company, holders of Senior Indebtedness of the Company shall be entitled to receive payment in full of all Obligations due in respect thereof before Holders shall be entitled to receive any payment of principal of or interest on the Notes, except that Holders may receive Capital Stock and debt obligations that are subordinated to the Senior Indebtedness to substantially the same extent or to a greater extent as the Notes are so subordinated.

Section 5.03.          Default on Designated Senior Indebtedness of the Company.

(a)           The Company may not pay the principal of or interest on the Notes, may not repurchase, redeem or otherwise retire any Notes and may not make any payments of Cash upon conversion, if:

(i)            a payment default on Designated Senior Indebtedness of the Company occurs and is continuing beyond any applicable grace period (a “Payment Default”); or

(ii)           any other default occurs and is continuing on Designated Senior Indebtedness of the Company that permits the holders thereof to accelerate its maturity and the Trustee receives a notice of that default (a “Payment Blockage Notice”) from the Company or the holders of such Designated Senior Indebtedness (a “Non-Payment Default”).

(b)           Payments on the Notes may and shall be resumed:

(i)            in the case of a Payment Default, upon the date on which it is cured or waived or ceases to exist; and

(ii)           in case of a Non-Payment Default, the earlier of the date on which such Non-Payment Default is cured or waived or ceases to exist, in each case as and to the extent permitted under the documentation for the Designated Senior Indebtedness, or 179 days after the date on which such Payment Blockage Notice is received, unless the maturity of the relevant Designated Senior Indebtedness of the Company has been accelerated, in which case (i) above shall become applicable.

(c)           No new Payment Blockage Notice may be delivered unless and until 365 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

(d)           No default that existed or was continuing on the date of the delivery of any Payment Blockage Notice with respect to the Designated Senior Indebtedness whose holders delivered the Payment Blockage Notice may be made the basis of a subsequent Payment Blockage Notice by the holders of such Designated Senior Indebtedness, whether or not within a period of 365 consecutive days, unless the default has been cured or waived for a period of not less than 90 consecutive days.

Section 5.04.          Acceleration of Payment of Notes.  If payment of the Notes is accelerated because of an Event of Default, the Company shall promptly notify the holders of the Designated Senior Indebtedness of the Company (or their Representative or the trustee(s) for the Designated Senior Indebtedness) of the acceleration.

Section 5.05.          When Distribution Must Be Paid Over.  If a payment or distribution of the Company’s assets of any kind is made to Holders that because of this Article V should not have been made to them, the Holders who receive the distribution shall hold it in trust for holders of Senior Indebtedness of the Company and immediately pay it over or deliver it to them or their representatives to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness.

Section 5.06.          Subrogation.  After all Senior Indebtedness of the Company is paid in full and until the Notes are paid in full, Holders shall be subrogated to the rights of holders of such Senior Indebtedness to receive distributions applicable to such Senior Indebtedness.  A distribution made under this Article V to holders of such Senior Indebtedness which otherwise would have been made to Holders is not, as between the Company and Holders, a payment by the Company on such Senior Indebtedness.

Section 5.07.          Relative Rights.  This Article V defines the relative rights of Holders and holders of Senior Indebtedness of the Company.  Nothing in this Indenture shall:

(i)            impair, as between the Company and Holders, the obligation of the Company, which is absolute and unconditional, to pay its obligations in respect of this Indenture and the Notes in accordance with their terms; or

(ii)           prevent the Trustee or any Holder from exercising its available remedies upon a Default, subject to the rights of holders of Senior Indebtedness of the Company to receive distributions otherwise payable to Holders as provided in this Article V.

Section 5.08.          Subordination May Not Be Impaired by Company.  No right of any holder of Senior Indebtedness of the Company to enforce the subordination of the indebtedness evidenced by the Notes shall be impaired by any act or failure to act by the Company or by its failure to comply with this Indenture.

Section 5.09.          Rights of Trustee and Paying Agent.

(a)           Notwithstanding this Article V, the Trustee or Paying Agent may continue to make payments on the Notes and shall not be charged with knowledge of the existence of facts that would prohibit the making of any such payments unless, not less than two Business Days prior to the date of such payment, a trust officer of the Trustee receives written notice satisfactory to it that payments may not be made under this Article V.  The Company, the Registrar or co-registrar, the Paying Agent, a Representative or a holder of Senior Indebtedness may give the notice; provided, however, that, if the holders of an issue of Senior Indebtedness of the Company have a Representative, only the Representative may give the notice.

(b)           The Trustee in its individual or any other capacity may hold Senior Indebtedness of the Company with the same rights it would have if it were not Trustee.  The Registrar and co-registrar and the Paying Agent may do the same with like rights.  The Trustee shall be entitled to all the rights set forth in this Article V with respect to any Senior Indebtedness of the Company which may at any time be held by it, to the same extent as any other holder of such Senior Indebtedness, and nothing in Article VI shall deprive the Trustee of any of its rights as such holder.  Nothing in this Article V shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.6 of the Base Indenture.

Section 5.10.          Distribution or Notice to Representative.  Whenever a distribution is to be made or a notice given to holders of Senior Indebtedness of the Company, the distribution may be made and the notice given to their Representative (if any).

Section 5.11.          Article V Not to Prevent Events of Default or Limit Right to Accelerate.  The failure to make a payment pursuant to the Notes by reason of any provision in this Article V shall not be construed as preventing the occurrence of a Default.  Nothing in this Article V shall have any effect on the right of the Holders or the Trustee to accelerate the maturity of the Notes.

Section 5.12.          Trust Moneys Not Subordinated.  Notwithstanding anything contained herein to the contrary, payments from money or the proceeds of Governmental Obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to Article XI of the Base Indenture shall not be subordinated to the prior payment of any Senior Indebtedness or subject to the restrictions set forth in this Article V, and none of the Holders shall be obligated to pay over any such amount to the Company or any holder of Senior Indebtedness of the Company or any other creditor of the Company.

Section 5.13.          Trustee Entitled to Rely.  Upon any payment or distribution pursuant to this Article V, the Trustee and the Holders shall be entitled to rely (i) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 5.2 are pending, (ii) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Holders or (iii) upon the Representative for the holders of Senior Indebtedness of the Company for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of such Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article V.  In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Indebtedness of the Company to participate in any payment or distribution pursuant to this Article V, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article V, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.  The provisions of Section 7.01 and Section 7.02 of the Base Indenture shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article V.

Section 5.14.          Trustee to Effectuate Subordination.  Each Holder by accepting a Note authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination between the Holders and the holders of Senior Indebtedness of the Company as provided in this Article V and appoints the Trustee as attorney-in-fact for any and all such purposes.

Section 5.15.          Trustee Not Fiduciary for Holders of Senior Indebtedness.  The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Holders or the Company or any other Person, money or assets to which any holders of Senior Indebtedness of the Company shall be entitled by virtue of this Article V or otherwise.

Section 5.16.          Reliance by Holders of Senior Indebtedness on Subordination Provisions.  Each Holder by accepting a Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness of the Company, whether such Senior Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of such Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

Section 5.17.          No Layering of Indebtedness.  The Company shall not incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in right of payment to the Notes.  For purposes of the foregoing, for the avoidance of doubt, no indebtedness shall be deemed to be subordinated in right of payment to any other indebtedness solely by virtue of being unsecured or secured by a junior priority lien or by virtue of the fact that the holders of such indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them or by virtue of structural subordination.

For the avoidance of doubt, other than as set forth in the preceding paragraph, this Indenture shall not limit the amount of additional indebtedness, including senior indebtedness, which the Company can create, incur, assume or guarantee.

Article VI

Default and Remedies

Section 6.01.          Events of Default.  In addition to the Events of Default specified in Section 6.01 of the Base Indenture, each of the following will constitute and Event of Default with respect to the Notes:

(a)           the Company defaults in the payment of Cash or shares of Common Stock (if any) upon conversion of any Note (including any Additional Shares) when the same becomes due and payable hereunder;

(b)           the Company defaults in the payment of the purchase price of any Note when the same becomes due and payable pursuant to Article III hereof;

(c)           the Company fails to provide on a timely basis written notice of a Fundamental Change as required by Section 3.01(b);

(d)           the Company defaults in the payment of any indebtedness for money borrowed by the Company or one of its Significant Subsidiaries in an outstanding principal amount in excess of $5,000,000 when the same becomes due and payable or is accelerated and such indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; and

(e)           the Company or any of its Significant Subsidiaries defaults in the payment of one or more final and non-appealable judgments entered by a court or courts of competent jurisdiction, the aggregate uninsured or unbonded portion of which is in excess of $5,000,000 and such judgments are not paid, discharged or stayed within 60 days.

Section 6.02.          Amendment and Waiver.  Notwithstanding any other provision of the Indenture, the consent of each Holder affected thereby is required for any amendment to, or waiver of any Default under, this Article VI.

Article VII

Miscellaneous

Section 7.01.          Ratification of Base Indenture; Supplemental Indenture Part of Base Indenture.  Except as expressly amended or supplemented hereby, the Base Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Base Indenture for all purposes, and every Holder of any Notes heretofore or hereafter authenticated and delivered pursuant hereto shall be bound hereby. Except only insofar as the Base Indenture may be inconsistent with the express provisions of this First Supplemental Indenture, in which case the terms of this First Supplemental Indenture shall govern and supersede those contained in the Base Indenture, this First Supplemental Indenture shall henceforth have effect so far as practicable as if all the provisions of the Base Indenture and this First Supplemental Indenture were contained in one instrument.

Section 7.02.          Concerning the Trustee.  The recitals contained herein and in the Notes, except with respect to the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or of the Notes.  Neither the Conversion Agent nor the Trustee shall be responsible for determining or monitoring the Closing Sale Price or any adjustment to the Conversion Price, which shall be determined by the Company in good faith.  Absent manifest error, such determinations by the Company shall be binding on all Holders.  The Company shall provide a schedule of its calculations under this Section 7.02 to the Trustee, which shall be entitled to rely conclusively on the accuracy thereof without independent verification.  The Trustee shall not be responsible for making any calculations required by the Indenture.

Section 7.03.          Counterparts.  This First Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

Section 7.04.          Governing Law.  This First Supplemental Indenture, the Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

NOVAMED, INC.

By:	/s/ Thomas S. Hall
Name: Thomas S. Hall
Title: President and Chief Executive Officer

LASALLE BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Erik R. Benson
Name: Erik R. Benson
Title: First Vice President

By:	/s/ Thomas Popovics
Name: Thomas Popovics
Title: Assistant Vice President

Schedule 4.13 – Additional Shares

	Stock Price
Effective Date	$5.54	$6	$7	$8	$9	$10	$11	$12	$13	$14	$15	$20	$25	$30	$35
June 27, 2007	23.54	23.54	19.07	13.89	10.38	7.92	6.16	4.85	3.87	3.12	2.54	0.97	0.37	0.12	0.00
June 15, 2008	23.54	23.54	18.70	13.26	9.66	7.20	5.47	4.22	3.30	2.61	2.08	0.73	0.26	0.06	0.00
June 15, 2009	23.54	23.54	17.68	12.03	8.42	6.03	4.41	3.29	2.49	1.91	1.48	0.46	0.13	0.01	0.00
June 15, 2010	23.54	23.54	15.61	9.86	6.41	4.27	2.92	2.04	1.46	1.07	0.79	0.21	0.04	0.00	0.00
June 15, 2011	23.54	21.92	11.39	5.96	3.16	1.72	0.98	0.58	0.37	0.24	0.17	0.04	0.00	0.00	0.00
June 15, 2012	23.54	9.71	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Sch-1